EXHIBIT 21
SUBSIDIARIES OF GRUBB & ELLIS COMPANY

Subsidiaries				State of Incorporation

1.		Aequus Property Management Company		Texas
2.		Grubb & Ellis Affiliates, Inc.		Delaware
3.		Grubb & Ellis of Arizona, Inc.		Washington
4.		Grubb & Ellis Asset Services Company		Delaware
5.		Grubb & Ellis Europe, Inc.		California
6.		Grubb & Ellis Institutional Properties, Inc.		California
7.		Grubb & Ellis Management Services, Inc.		Delaware
Subsidiaries of Grubb & Ellis Management Services, Inc.:
	a.	Grubb & Ellis Management Services of Michigan, Inc. (“GEMS of Michigan”)		Michigan
	b.	Grubb & Ellis Management Services of Canada, Inc.		Canada
	c.	GEMS Mexicana, S. DE R.L. DE C.V.		Mexico
	d.	Grubb & Ellis Management Services of Brazil LTDA		Brazil
	e.	GEMS of Sweden, AB		Sweden
	f.	GEMS Korea, LLC		Korea
	g.	Crane Realty & Management Co.		California
Subsidiaries of Crane Realty & Management Co.:
		1.	Crane Realty Services, Inc.	California
	h.	Middle East Real Estate Services, LLC		Delaware
Subsidiaries of Middle East Real Estate Services, LLC
		1.	Gulf States Realty Advisors, LLC	Qatar
8.		Grubb & Ellis Mortgage Group, Inc.		California
9.		Grubb & Ellis Mortgage Services, Inc.		California
10.		Grubb & Ellis New York, Inc.		New York
11.		Grubb & Ellis of Michigan, Inc.		Michigan
12.		Grubb & Ellis of Nevada, Inc.		Nevada
13.		Grubb & Ellis Advisers of California, Inc.		California
14.		Grubb & Ellis Consulting Services Company		Florida
Subsidiaries of Grubb & Ellis Consulting Services Company:
	a.	Landauer Hospitality International, Inc.		Delaware
	b.	Landauer Securities, Inc.		Massachusetts
15.		Grubb & Ellis Southeast Partners, Inc.		California
16.		HSM Inc.		Texas
17.		White Commercial Real Estate		California
18.		Wm. A. White/Grubb & Ellis, Inc.		New York
19.		GERA Property Acquisition LLC		Delaware
Subsidiaries of GERA Property Acquisition LLC
	a.	GERA 6400 Shafer LLC		Delaware
	b.	GERA Abrams Centre LLC		Delaware
	c.	GERA Danbury LLC		Delaware